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EXHIBIT 15.1


                             ACKNOWLEDGMENT LETTER



To the Stockholders and Board of Directors
Executive Risk Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-78414) pertaining to the Executive Risk Inc. Nonqualified Stock Option Plan, Executive Risk Inc. Employee Incentive Nonqualified Stock Option Plan, Executive Risk Inc. IPO Stock Compensation Plan, Executive Risk Inc. Nonemployee Directors Stock Option Plan, and Option Agreements for Outside Directors of Executive Re Inc. and in the Registration Statement (Form S-8 No. 333-52307) pertaining to the Executive Risk Inc. Performance Share Plan and the Executive Risk Inc. Stock Incentive Plan, of our report dated April 30, 1999 relating to the unaudited consolidated interim financial statements of Executive Risk Inc. which are included in its Form 10-Q for the quarter ended March 31, 1999.



                                                           /S/ ERNST & YOUNG LLP



Stamford, Connecticut
May 12, 1999